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                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant To Section 14(a) of the
                        Securities Exchange Act of 1934.

Filed by the Registrant [__]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
      [ X] Preliminary Proxy Statement
      [__] Confidential, For Use of the Commission Only (as permitted by Rule
           14a-6 (e) (2))
      [__]  Definitive Proxy Statement
      [__] Definitive Additional Materials
      [__] Soliciting Material Under Rule 14a-12

                                    ICO INC.

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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                           TRAVIS STREET PARTNERS, LLC

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    (NAME OF PERSON (S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

      [X] No fee required.
      [_] Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and
          0-11.

1)       Title of each class of securities to which transaction applies:



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2)       Aggregate number of securities to which transaction applies:



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3)       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



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4)       Proposed maximum aggregate value of transaction:



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5)       Total fee paid:



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     [_] Fee paid previously with preliminary materials:


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     [_] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         1)       Amount previously paid:
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:
         4)       Date Filed:


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

                     PRELIMINARY COPY, SUBJECT TO COMPLETION
                              DATED JANUARY 5, 2001

            -------------------------------------------------------

                               PROXY STATEMENT OF

                           TRAVIS STREET PARTNERS, LLC

            -------------------------------------------------------

                             IN CONNECTION WITH THE

                       2001 ANNUAL MEETING OF SHAREHOLDERS

                                  OF ICO, INC.

To the Shareholders of ICO, Inc.:

         This Proxy Statement is being furnished to holders of common stock, with no par value ("Common Stock"), of ICO, Inc. (the "Company" or "ICO") in connection with a solicitation by Travis Street Partners, LLC ("TSP," "we" or "us") and the other participants described below under "Certain Information Concerning TSP and Other Participants in the Solicitation." TSP, as the owner of 5.02% of the Company's outstanding Common Stock, is one of the Company's largest shareholders.

         This Proxy Statement is for use at the 2001 Annual Meeting of Shareholders of the Company and at any adjournments thereof (the "2001 Annual Meeting"). The Company has announced that the 2001 Annual Meeting will be held on March __, 2001, at 10:00 a.m., Central Daylight Savings Time, at [the Westchase Hilton, located at 9999 Westheimer, Houston, Texas], and that the record date for shareholders entitled to vote at the 2001 Annual Meeting is January __, 2001. Only shareholders of record at the close of business on such date will be entitled to notice of and to vote at the 2001 Annual Meeting.

         On December 20, 2000, we delivered to ICO a letter indicating that TSP was prepared to make a friendly fully-financed offer (the "TSP Offer"), the full text of which is set forth below under "Background of This Solicitation -- TSP Offer" to acquire ICO at $2.85 per share of Common Stock, a premium of approximately 82% to the prior day's closing price, subject to due diligence completion, agreement as to senior management arrangements and confidentiality. Subsequently, on December 22, 2000, the Company rebuffed our proposal, criticizing the "process" of the TSP Offer, but failing to address the financial merits of the TSP Offer. You can obtain a current quotation for ICO's share price prior to voting at the 2001 Annual Meeting or granting your proxy.

         We are soliciting proxies in connection with the 2001 Annual Meeting for the election of James D. Calaway, A. John Knapp and Charles T. McCord, III (together, the "TSP Nominees") as Directors of the Company. The TSP Nominees are committed to pursuing the highest possible value for ICO Shareholders, which could be either the TSP Offer or any superior proposal.

         YOU WILL SOON RECEIVE A PROXY CARD FROM MANAGEMENT. PLEASE RETURN ONLY TSP'S GOLD PROXY CARD AND DO NOT RETURN ANY MANAGEMENT PROXY CARD UNDER ANY CIRCUMSTANCES, EVEN TO VOTE "AGAINST" MANAGEMENT'S PROPOSAL ON THEIR PROXY CARD. IF YOU RETURN BOTH PROXY CARDS THERE IS A DANGER THAT YOUR SHARES WILL NOT BE VOTED AS YOU DESIRE, BECAUSE ONLY THE LATEST DATED PROXY CARD YOU SUBMIT COUNTS.

         IF YOUR SHARES ARE HELD BY A BROKER, BANK OR ANOTHER NOMINEE, ONLY THAT NOMINEE CAN VOTE YOUR SHARES. PLEASE CONTACT YOUR BROKER OR OTHER NOMINEE AND INSTRUCT IT TO RETURN ONLY TSP'S GOLD PROXY CARD.

                          TSP AND OUR INVESTMENT IN ICO

         TSP is a Texas limited liability company, which was formed to invest in various securities, including the Common Stock. TSP members include six private individuals, a joint venture between individuals and a limited liability company. At present, TSP owns 1,138,300 shares, or approximately 5.02% of the outstanding shares of the Common Stock. We believe this makes us one of ICO's largest shareholders. As such, we have a considerable economic stake in ICO's future - a stake which is substantially greater than the ownership position held by ICO's current management group.

         On December 19, 2000, after submitting our director nominations to ICO, at ICO's invitation, Timothy J. Gollin and Christopher N. O'Sullivan (the "TSP Managers"), in their capacity as TSP Managers, met with Dr. Asher "Al" O. Pacholder, ICO's Chairman and Chief Financial Officer ("Asher Pacholder"), and Dr. Sylvia A. Pacholder, ICO's President and Chief Executive Officer ("Sylvia Pacholder" and, with Asher Pacholder, the "Controlling Pacholders") for discussions. The TSP Managers shared some of TSP's ideas for the Company's future with the Controlling Pacholders, specifically our belief that the Company should be sold to the highest bidder to maximize shareholder value.

         At the Controlling Pacholders' invitation, on December 20, 2000, we provided the Company with the TSP Offer to purchase the Company at a price of $2.85 per common share, a 82% premium to the ICO closing price on December 19, 2000. By letter dated December 22, 2000, Asher Pacholder informed us that the Company's Board of Directors (the "Board" or "ICO Board") had determined that the TSP Offer was not consistent with the ICO Board's goals, criticizing the process we had proposed for negotiating the specific terms of sale of the Company, but failing to respond substantively to the financial merits of the TSP Offer.

         On December 29, 2000, TSP filed its Schedule 13D with the Securities and Exchange Commission ("SEC"), disclosing the delivery of the TSP Offer to ICO, ICO's written response, that TSP had accumulated 5.02% of ICO common stock, and that TSP was considering all options with respect to its investment.

         Since the date of delivery of the TSP Offer to ICO, ICO's closing price has risen from approximately $1.57 per share on December 19, 2000 to $2.06 per share on January 4, 2000, an increase of over 30%.

         The address and telephone number of TSP are: Travis Street Partners, LLC, 910 Travis Street, Suite 2150, Houston, Texas 77002, (713) 759-2030. Communications may also be directed to TSP by facsimile at (713) 759-2040 and by email at info@travisstreetpartners.com. The website address for TSP is www.travisstreetpartners.com.

                           ABOUT THIS PROXY STATEMENT

         The TSP Nominees have a simple agenda: to provide maximum value to ICO shareholders through a sale of the Company to the highest bidder. In this proxy statement, we will describe our plans for ICO and how we believe they will benefit ICO shareholders. We will also explain why this strategy, in comparison to the ICO Board's, is the right one for all ICO shareholders. We have nominated the TSP Nominees as three directors - the maximum number possible this year - to try to bring fresh thinking and new ideas to the ICO Board.

         If you are a longterm ICO shareholder, you already know that the current ICO Board, and the current management team, both of which are dominated by the Controlling Pacholders, have presided while the value of the shares of Common Stock has declined by nearly 80% since its high trading price in 1997. The same ICO Board has presided while 80% of the Company's tangible net worth has vanished.

         Under the Company's Amended and Restated By-Laws (the "By-Laws"), the principal way shareholders can voice their dissatisfaction with management is by nominating and electing their own slate of directors. Part of the process of electing that slate is asking other shareholders for their vote through a process called proxy solicitation. When you give us your proxy, you are effectively voting for our slate of candidates - the TSP Nominees.

         This proxy statement is a step in the proxy solicitation process. It gives us the opportunity to explain our position and ideas to other shareholders. By law, the Company must make it possible for us to send you this information, even if management does not welcome our input.

                                EXECUTIVE SUMMARY

         The following points provide a brief explanation of our reasons for seeking to elect our own slate of directors to the ICO Board. A more comprehensive explanation is provided in later sections.

PROFITS FOR PACHOLDERS, LOSSES FOR SHAREHOLDERS

         o Under current management, ICO's tangible net worth has declined from $7.61 per share at the end of fiscal year 1995 to $1.57 at the end of fiscal year 2000.

         o As a result of abysmal operating performance, the market has torpedoed ICO's common stock. A $100 investment in ICO on October 27, 1997, the date of the highest market price of ICO shares in the last 5 years, plummeted to a value of less than $19 on December 19, 2000, the day preceding the date we delivered the TSP Offer to ICO, a decline of 81% in three years.

         o ICO shares reached a new low of $1.00 on December 5, 2000 compared to its peak of $8.62 on October 27, 1997.

         o At the same time as ICO's market and financial performance has declined precipitously, the Pacholder family has taken millions of dollars in cash compensation over the last five years. During the same period, under Pacholder family management, the Company has reported in excess of $17 million in cumulative losses.

         o In the spirit of openness and candor, we call upon the Board to fully disclose the terms under which the voting rights of common stock issued to third parties in connection with acquisitions (the "Pacholder Voting Rights") were awarded personally to the Controlling Pacholders. At the very least, the failure of both ICO and the Controlling Pacholders, personally, to fully disclose the terms of these acquisitions in public filings creates the appearance of impropriety and self-dealing. Only a full disclosure, verified by independent auditors, can assure shareholders that the Pacholder Voting Rights have been properly awarded. Our concern is that the Company overpaid for acquisitions so that the Controlling Pacholders could be awarded the Pacholder Voting Rights. Accordingly, it appears that ICO management has received personal benefits when the Company has acquired businesses - a possible reason ICO has been aggressively pursuing its acquisition strategy.

         o We believe there are serious questions about the independence of the majority of the Board which approved these transactions, about the adequacy of the SEC disclosures of the Company and the Controlling Pacholders personally (which, to our knowledge, have never included copies, or even a summary of terms, of these voting agreements), and, most importantly, about the fairness of the underlying transactions to the Company.

A COSTLY, FLAWED ACQUISITION PROGRAM IN PLASTICS HAS FAILED

         o In 1999, the Company stopped paying common stock dividends so ICO could borrow $120 million for its acquisition program. Today, many of the purchased businesses appear to lose money. Yet the Company pays $14 million per annum in interest. That's more than $0.60 per share per year which might have gone to shareholders but instead is going to holders of ICO's junk bonds.

         o When ICO merged with WEDCO Technology, Inc. ("WEDCO"), the Company's first foray into plastics, ICO itself had no management experience in the plastics business. Rather than hiring an experienced manager, we believe that the ICO Board compounded its problems in 1998 by appointing Ms. Robin E. Pacholder, the 31-year-old daughter of the Controlling Pacholders, to run the plastics business. According to ICO's proxy materials, Ms. Pacholder had no significant prior experience, background or training in running a plastics business.

         o Thereafter, without experienced management, but with cash from junk bond issuances on the balance sheet, ICO expanded its plastics business by acquiring numerous overseas businesses as well as domestic businesses. We believe, after reviewing the Company's public filings, that none of the Company's senior management had prior experience with management of overseas businesses. Moreover, according to the Company's public statements, the overseas plastics businesses, engaged primarily in distribution activities, require substantially greater inventory risk and enjoy far lower margins than ICO's traditional businesses.

         o Lacking both the industry expertise and, we believe, the humility to seek appropriate know-how outside the Pacholder family, management has catastrophically destroyed shareholder value while saddling shareholders with a mountain of debt and intangible assets which will take years to amortize.

         o The failed acquisition strategy, which has resulted in a highly leveraged capital structure, numerous losses, several asset writedowns and unprofitable international operations, is the primary cause of the dramatic decline in ICO's tangible net worth and, we believe, its market value.

THE MAJORITY OF THE ICO BOARD HAS PROTECTED THE CONTROLLING PACHOLDERS AND
FAMILY

         o The Pacholder-controlled ICO Board has approved employment contracts providing Pacholder family members with approximately $6 million in severance payments if they are fired.

         o A majority of the ICO Board consists of Pacholders or their employees or business associates whose close relationships with the Pacholders raise substantial questions concerning their ability to act independently of management.

         o The ICO Board has put in place a shareholder rights plan (the "Poison Pill") to prevent outsiders from tackling basic governance issues at ICO. We believe the Poison Pill has added to the illiquidity of the Common Stock.

         o At the same time as a majority of the ICO Board has taken strong steps to protect and benefit the Controlling Pacholders and their family, the Board has failed to complete any significant initiatives which have led to a general enhancement of shareholder value.

         o We believe the market has indicated its dissatisfaction with the performance of the current ICO Board, and current ICO management, by reducing the Company's valuation by 81% in the last three years.

MANAGEMENT REFUSES TO MAXIMIZE SHAREHOLDER VALUE THROUGH A SALE OF ICO

         o        ICO's stock has been at historic lows for more than two years.

         o The Controlling Pacholders and their family continue to benefit economically from their entrenched position at ICO while shareholders have witnessed a substantial loss of market value.

         o Much of ICO's value has been lost in the last three years, as the per share price has tumbled from $8.63 per share in October 1997 to $l.56 per share on the day prior to the delivery of the TSP Offer. ICO's stock price touched $1.00 in December 2000 and, we believe, may well return to these levels in the future.

         o ICO's market capitalization of approximately $35.5 million (based on the $1.56 closing price on the day preceding the date we delivered the TSP Offer to ICO) is less than the value of ICO's cash as of September 30, 2000 (approximately $39.0 million), which we believe is a profound market statement about the Company's current management and strategy.

         o Since October 27, 1997, ICO's market capitalization has lost nearly $150 million in shareholder value.

         o Based on the Company's rebuff to the TSP Offer, existing management is unwilling or unable to respond to an offer to sell the Company.

TO MAXIMIZE SHAREHOLDER VALUE, ICO SHOULD BE SOLD

         o We believe the best way to maximize the Company's value is to sell the Company to the highest bidder, and we believe this should be done as quickly as possible.

         o        The TSP Nominees will support a sale of the Company.

         o We believe that delays in implementing our sale strategy could result in continued deterioration in ICO's stock price and, thus, value impairment to shareholders.

         We therefore ask for your proxy to elect the TSP Nominees - James D. Calaway, A. John Knapp, and Charles T. McCord, III - as Directors of the Company. Background information about the TSP Nominees is set forth below under "Information Regarding the Solicitation."

         If elected, the TSP Nominees, all of whom are respected businessmen in Houston, where ICO is based, will support the following program consistent with their fiduciary obligations to the Company:

         o To seek a sale of the Company to the highest bidder as promptly as possible. The TSP Nominees will support a sale to the highest bidder, whoever it may be, even if that means that TSP itself ends up losing out to a third party.

         o To seek independent and impartial review of ICO's process for determining the compensation of the Company's senior management.

         o To appoint a special audit committee and to engage outside auditors to investigate the compensation paid to Company senior management, especially including:

                  o the basis and validity of the Pacholder Voting Rights awarded to the Controlling Pacholders for the 1.3 million shares issued to third parties in connection with acquisitions;

                  o any and all personal expenses of senior management which may have been improperly paid by the Company;

                  o the propriety of bonuses paid to senior management in connection with the now-reversed John Wood Group PLC judgment and WEDCO acquisition; and

                  o any tax implications related to the above items with respect to the Company or its management.

         o To investigate and disclose any and all relationships between Pacholder Associates, Inc. ("Pacholder Associates"), its affiliates and employees, and the Company, including any ownership of Company securities, such as senior notes or preferred stock, by Pacholder Associates or its affiliates.

         o        To redeem the Poison Pill.

         TSP believes the only way for shareholders to realize the value of their ICO investment is to wrest control of this company from the Controlling Pacholders and then to sell the Company. We believe the current ICO Board, controlled by the Controlling Pacholders, by contrast, supports continued operation of the Company and its assets by the same management with, as far as we can tell, the same unsuccessful strategy. TSP believes the best way for shareholders to receive a premium to the current market price of the Common Stock is through a sale of the Company in an auction. While we believe the TSP Offer, if accepted by the Board, would be equitable to all ICO shareholders, the TSP Nominees will be committed to seeking the highest possible bid for the Company. A shareholder vote in favor of the TSP Nominees will enable the TSP Nominees to advocate these steps as representatives of the shareholders on the ICO Board.

                             YOUR VOTE IS IMPORTANT!
                TO ELECT OUR DIRECTORS PLEASE NOTE THE FOLLOWING:

         ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE 2001 ANNUAL
            MEETING. THEREFORE, PLEASE DO NOT COMPLETE OR RETURN ANY
           PROXY CARD SENT TO YOU BY THE COMPANY'S MANAGEMENT OR BOARD
                                  OF DIRECTORS.

                        ONLY SUBMIT THE GOLD PROXY CARD.

         You are urged to sign and date the enclosed GOLD PROXY CARD and return it in the enclosed envelope whether or not you attend the meeting.

         You can revoke your proxy (whether such proxy was solicited by TSP or the Company) at any time prior to its use at the 2001 Annual Meeting by submitting to TSP or the Company a written revocation or duly executed proxy bearing a later date. In addition, if you attend the 2001 Annual Meeting in person, you can vote by ballot, thereby canceling any proxy previously given. Proxies may be delivered to TSP, by hand or by mail, at:

                             Travis Street Partners, LLC
                             c/o MacKenzie Partners
                             156 Fifth Avenue, PH 3
                             New York, New York 10010

         THIS SOLICITATION IS BEING MADE BY TSP IN OPPOSITION TO THE INCUMBENT ICO BOARD AND MANAGEMENT OF THE COMPANY.

         This Proxy Statement is first being sent or given to one or more shareholders on or about January 16, 2001. The Company reported in its annual report on Form 10-K for the fiscal year ended September 30, 2000, that there were 22,686,987 shares of Common Stock outstanding on December 18, 2000. Unless otherwise indicated, any reference in this Proxy Statement to the percentage of outstanding shares of Common Stock owned by any person, and all such references with respect to shares of Common Stock owned by TSP, were computed based upon this number of outstanding shares. Each share of Common Stock is entitled to one vote.

         TSP's Proxy Statement and a form of proxy will be delivered to all holders of record of the outstanding shares of Common Stock on the record date for the 2001 Annual Meeting.

         The ICO Board currently consists of ten Directors. At the 2001 Annual Meeting, three Directors will be elected for three-year terms or until the election and qualification of each of their successors.

         The ICO Board has announced that it will nominate Robin E. Pacholder, William E. Cornelius and George S. Sirusas, each of whom is a current Director whose term expires at the 2001 Annual Meeting, for election as Directors.

         WE ARE SOLICITING PROXIES PURSUANT TO THIS PROXY STATEMENT TO ELECT TO THE ICO BOARD: (I) JAMES D. CALAWAY, (II) A. JOHN KNAPP AND (III) CHARLES T.

MCCORD, III TO SERVE THREE-YEAR TERMS, REPLACING ROBIN E. PACHOLDER, WILLIAM E. CORNELIUS AND GEORGE S. SIRUSAS.

         As indicated under "Background of this Solicitation" below, the Company's incumbent Directors have rejected our proposals to consider a sale of the Company.

         In reviewing this Proxy Statement, please note that our evaluation of the Company and its business is subject to limitations arising from the information that we have available to us. As described below under "Background of this Solicitation," we have delivered the TSP Offer to ICO to buy the Company at $2.85 per share. We have not completed our due diligence on the Company and have not solicited any offers from any other potential acquirers of the Company. We have not been given access to any non-public materials of the Company and have not conducted any appraisal of the assets of the Company in order to determine a fair price for such a sale. Although, as indicated above, we believe the value of the Company's assets (less indebtedness) exceeds the Company's stock market valuation, we have not made or undertaken any formal analyses or reports as to whether shareholder value will be maximized as a result of a vote in favor of the TSP Nominees or obtained reports from consultants or other outside parties as to whether our agenda or the pursuit of that agenda by the TSP Nominees would have an effect on shareholder value. No assurance can be given that the TSP Nominees would be able to implement their plan if elected to the ICO Board. The TSP Nominees could, in the future, based upon their fiduciary duties and their evaluation of the Company's operations and future plans, decide to pursue another course of action. IF YOU HAVE ANY QUESTIONS ABOUT EXECUTING YOUR PROXY OR REQUIRE ASSISTANCE, PLEASE CONTACT:

                               MACKENZIE PARTNERS
                               156 FIFTH AVENUE, PH 3
                               NEW YORK, NEW YORK 10010
                               CALL: (800) 322-2885
                               OR (212) 929-5500

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                                    IMPORTANT

         At the 2001 Annual Meeting, TSP seeks to elect three nominees as Directors of the Company.

         A VOTE FOR OUR NOMINEES WILL PROVIDE YOU -- THE OWNERS OF THE COMPANY -- WITH AT LEAST THREE REPRESENTATIVES ON THE ICO BOARD WHO ARE COMMITTED TO INCREASING SHAREHOLDER VALUE THROUGH A SALE, MERGER OR OTHER DISPOSITION OF THE COMPANY OR ITS ASSETS TO THE HIGHEST BIDDER PURSUANT TO AN AUCTION.
--------------------------------------------------------------------------------

         To support our directors, you should fill in the GOLD proxy card.

         To read more about our program, we recommend that you read the rest of these proxy materials as well as the Company's financial statements. We have tried to provide you with more background as to our program and our reasons for believing that ICO's value will not be realized under current management.

                        OUR REASONS FOR THE SOLICITATION

PROFITS FOR PACHOLDERS, LOSSES FOR SHAREHOLDERS

         During the period of five fiscal years ended September 30, 2000, while the Controlling Pacholders have presided over ICO as chief executive and chief financial officers, the Company has accumulated losses to common shareholders in excess of $17 million. A $100 investment in ICO on October 27, 1997, the date of the highest market price of ICO shares in the last 5 years, plummeted to less than $19 on December 19, 2000, the day preceding the date we delivered the TSP Offer to ICO, a decline of 81% in three years. The company's tangible net worth per share has declined by more than 79% since 1995, when current management took control.

         Against this backdrop of losses to the common shareholder, the Board has paid the Controlling Pacholders and family millions in direct cash compensation; awarded the Controlling Pacholders the Pacholders Voting Rights for as much as 8% of ICO stock; and granted the Controlling Pacholders and their family members approximately $6 million in golden parachutes. A substantial percentage of the Company's cumulative 5-year $17 million loss relates directly to Pacholder family compensation.

         Asher Pacholder, whose previous primary business experience had been the management of a junk bond advisory firm and bond fund, is the Company's Chairman and Chief Financial Officer. Most other senior managers are named Pacholder, too. Sylvia Pacholder, who acts as Chief Executive Officer, was previously a mathematics professor. According to ICO's public disclosures, she has no prior experience as a line manager in operations. Ms. Robin E. Pacholder is the daughter of the Controlling Pacholders. She heads up ICO's $220 million plastics business. According to ICO's public disclosures, she has no prior experience as a line manager in operations. Tom Pacholder is the son of the Controlling Pacholders. He heads up another ICO operating unit. David Gerst is married to Robin Pacholder. He is the company's General Counsel.

A COSTLY, FLAWED ACQUISITION PROGRAM IN PLASTICS HAS FAILED

         We believe the Company's acquisition of WEDCO in 1996 helped to entrench the Pacholders at ICO by giving them effective control of the ICO Board through an agreement executed with former WEDCO shareholders (the "Pacholder/WEDCO Agreement"). Specifically, according to the Company's proxy statement for the 2001 Annual Meeting, all parties to the Pacholder/WEDCO Agreement have granted irrevocable proxies to vote their shares in ICO Board elections (such shares totaling approximately 5.2 million shares in the aggregate, or approximately 22.9% of total outstanding shares) in favor of the slate of nominees selected by the then incumbent members of the ICO Board.

It is our view that the Company's other acquisitions have been equally fruitless:

         o The Company has paid excessively high prices for its numerous additional acquisitions in the plastics business, resulting in significant increases in balance sheet goodwill.

         o The Controlling Pacholders have personally benefited from many of these acquisitions by awarding themselves as individuals voting rights associated with the Common Stock issued to the sellers of the businesses ICO purchased. The voting rights vary from year to year but at times have amounted to as much as 8% of the outstanding Common Stock of the Company. In other words, by making acquisitions with shareholder money, the Controlling Pacholders have been able obtain voting power over Common Stock and to better entrench themselves. Perhaps this explains some transactions which appear otherwise inexplicable.

         o The Company's diversification into overseas plastics businesses has required substantial amounts of capital which don't seem to yield a return.

         o ICO litigation with a former business partner in Canada has been accompanied by a costly battle for market share in the core WEDCO business.

         o The Company's tangible net worth has shrunk by more than 79% since 1995, while Company revenues have tripled.

Where Has All the Value Gone?

         There was value on ICO's balance sheet before the Pacholder family arrived on the management scene. Back in 1995, ICO had a virtually debt-free balance sheet, a single basic business, plenty of cash - and no intangible assets. ICO's acquisition binge, fueled by junk bonds, have resulted in ICO's attempting to operate two businesses (oilfield services and plastics) which, we believe, have little in common. In fact, during the Company's recent conference call on fiscal year 2000 earnings, the Controlling Pacholders asserted that the two businesses fit well together because they are so different. ICO has made numerous acquisitions, on a highly leveraged basis, that look, to us, like dubious business decisions at best and overpriced disasters at worst.

         o Since 1995, under the Controlling Pacholders' watch, the Company has spent $14 million of your money acquiring plastics businesses in Australia and New Zealand, $35 million in northern Italy, $7.6 million in France, and $7.8 million in England. Simply to pay the 10-3/8% interest on the cash required to finance this $64 million shopping spree costs shareholders $6.6 million per year - more than the operating profit the ICO plastics business currently generates.

         o ICO has a cash hoard of nearly $40 million of borrowed money which the Company pays more than $4 million per year to service. That's like taking credit card advances and depositing them in a checking account. We believe a company whose debt is five times its market capitalization should be paying down debt, not sitting on cash.

         o The acquisition of WEDCO, for which the Controlling Pacholders were paid hundreds of thousands of dollars in special bonuses by the Board, was accompanied by extensive litigation with WEDCO's former Canadian partner, WedTech, Inc. ("Wedtech").

                  Today Wedtech competes head-to-head in WEDCO's most profitable businesses.

         o The Company's $220 million plastics business is operated inefficiently, possibly, we believe, because senior management has no prior experience in the industry. Average SG&A expense as a percentage of revenue for plastic resin distributors, we understand, is 9%. ICO's allocation of SG&A expense to its plastics business, excluding corporate allocations, is 11%. By our calculation, that's $4 million of extra cost. We believe that ICO's market value could increase by nearly 40% by simply eliminating these costs.

         o On top of allocated divisional overhead, ICO spends more than $4 million per year in unallocated corporate SG&A expenses - expenses which include Pacholder family salaries and benefits.

         o We believe that a reasonable investor who looks at the Pacholder family's performance might well conclude that acquisitions were undertaken primarily to justify the Pacholder compensation package to the detriment of common shareholders.

THE MAJORITY OF THE ICO BOARD HAS PROTECTED THE CONTROLLING PACHOLDERS AND
FAMILY

Facts About the Current ICO Board

         To decide how to vote your shares, you should know the following about the current ICO Board:

         o Three board members have the Pacholder surname and consist of a husband, wife and daughter. Together, they actually own directly only about 1% of your Company's Common Stock. (We do not know the actual ownership of Pacholder Associates, the owner of record of an additional 2% of the Common Stock.)

         o Another three members of the ICO Board, who together also comprise the Compensation Committee which determines how your Company's senior management is paid, are business associates of Asher Pacholder and have been associated or employed by other businesses of Asher Pacholder. For example, one member of the ICO Compensation Committee, the committee that sets Asher Pacholder's salary, is William J. Morgan. William J. Morgan, is the President of Pacholder Associates. The chairman of the board of Pacholder Associates is Asher Pacholder. Thus, it appears that Asher Pacholder determines William J. Morgan's salary while William J. Morgan determines Asher Pacholder's. We believe this egregious conflict of interest violates the most basic rules of corporate governance.

         o Under the Pacholder/WEDCO Agreement, three members of the ICO Board are nominated by the former senior management and majority owners of WEDCO (the "WEDCO Group"). In turn, under the same agreement, the WEDCO Group has granted the Controlling Pacholders personal voting power over the shares of Common Stock owned by the WEDCO Group.

         o Each Director receives approximately $25,000 in compensation for his services, which, to our knowledge, consists primarily of attending meetings of ICO's Board of Directors. We understand most of these meetings are conducted by telephone. Assuming each meeting is five hours long, that's $1,000 per hour, excluding refreshments and expenses, to bless the Company's failed strategic plan.

         As a result, we believe that the Pacholders have, through voting agreements, effectively silenced any independent voice on the current ICO Board and that cronyism and nepotism at the Board of Directors level have allowed ICO management to continue to pursue its own interests independent of the best interests of shareholders.

We Believe the Market is Valuing ICO Correctly Today

         We believe that the precipitous drop in ICO's stock price is the direct result of the Company's poor performance. During the past five fiscal years, while under the watch of the Controlling Pacholders, ICO has lost $17 million including a record $22 million loss in 1999.

         o We believe the price war in the plastics industry has caused gross margins in ICO's plastic business to drop from 24% in fiscal year 1999 to 18% in fiscal year 2000 - a $12 million reduction in annual gross profit. We believe the absence of this gross profit can account for at least $30 million of the reduction in ICO's market capitalization since October 1997.

         o In fiscal year 1999, the Company generated $2 million in operating losses from its plastics business. It's true that the $13 million in operating income on $174 million in assets in fiscal year 2000 was an improvement from the disastrous performance of 1999. But since most of the company's $14 million in annual interest costs are spent to service the debt the Company incurred to purchase those assets, the Company is still losing money on its plastics business. Thus, the Company's huge increase in leverage and its dissipation of tangible net worth have eroded shareholder value.

         o We believe the market sees at ICO neither a coherent strategy nor a disciplined management but instead a wasteful cost structure and a strategy that yields operating losses.

         o We believe the market also has factored in the precipitous 79% decline in ICO's tangible net worth from fiscal year end 1995 to fiscal year end 2000.

         For these reasons, it seems to us, and because of the basic governance issues and oppressive severance agreements, the market currently values ICO at a discount to its cash position. We believe that the best way to realize additional value from this business is to sell the Company to the highest bidder.

MANAGEMENT REFUSES TO MAXIMIZE SHAREHOLDERS VALUE THROUGH A SALE OF ICO

The Controlling Pacholders Refuse to Sell ICO or its Operating Units

         In the course of doing the basic research into ICO which led us to file this proxy statement and to nominate the TSP Nominees, we were surprised to learn that we were not alone in believing there was unrealized value in ICO businesses. We understand that, over the years, at least three informal approaches have been made to the Controlling Pacholders to sell one or more of the Company's operating divisions or even the Company itself. The Company, under the watch of the Controlling Pacholders, has consistently discouraged these offers and failed to seek offers for the sale of the Company or any of its divisions.

         Most recently, TSP approached ICO, seeking to buy the Company at a negotiated price of $2.85 per share in cash, only to have the offer rejected out of hand.

Why does the Company Refuse to Maximize Shareholder Value Through a Sale of ICO?

         The Pacholders, who own only 1% of ICO's common stock personally, control the Board through the appointment of family members and business associates, we believe, primarily for their own benefit and possibly to the detriment of the Company.

         o We believe, the Pacholders' biggest stake in the Company's future is in their direct cash compensation - over $1 million per year - not in their 1% ownership position.

         o Pacholder Associates owns about 2% of the shares of the Company with a market value of less than $1 million as of the date of the TSP Offer.

         o Through various shareholder agreements, the Controlling Pacholders purport to control more than 25% of the votes for the ICO Board, according to their most recent Schedule 13D filed with the SEC. In secret agreements relating to Company acquisitions, the Controlling Pacholders appear to have acquired the Paceholder Voting Rights giving them personal voting power over shares issued to third parties at no cost to themselves. The Controlling Pacholders have failed to file these agreements as exhibits to their Schedule 13D.

         We believe, in other words, the Controlling Pacholders are motivated to oppose a sale of the Company because their financial interests are not aligned with shareholders. As a result, we further believe the Controlling Pacholders deliberately maintain a tame Board of Directors, avoid the financial community, and allow your stock to languish.

The TSP Offer Provides Compelling Value to Shareholders

         In the process of making our investment in ICO and studying the public documents available to us, we formulated our own opinion of ICO's businesses and their respective values.

         TSP has delivered the TSP Offer to ICO to acquire ICO in its entirety for $2.85 per share in cash. Our offer represents a premium of 82% to ICO's closing price on the day prior to delivery of the TSP Offer and 185% with respect to ICO's low market price of $1.00 on December 5, 2000.

         We believe our offer to acquire ICO common stock at a price of $2.85 per share is fair. Therefore, we are confident that when the ICO Board seeks the highest possible bid for the Company, our offer will prevail.

TO MAXIMIZE SHAREHOLDER VALUE, ICO SHOULD BE SOLD

         Considering ICO's failed acquisition strategy, its lack of profitability, its leverage, and its history of declining shareholder value, ICO should be sold to maximize shareholder value before more damage is done to shareholders.

         If potential buyers see greater value and, accordingly, offer to pay more, THE TSP NOMINEES WILL SUPPORT THE HIGHEST OFFER FROM WHOMEVER THAT MIGHT BE, EVEN IF THAT MEANS THAT TSP ITSELF ENDS UP LOSING OUT TO A THIRD PARTY BIDDER. The foregoing valuation represents just one method of business valuation among many that are possible. Other valuations or valuations undertaken using more information than is available to us could yield different results.

Our Director Candidates Will Support a Sale of the Company

         We believe that throughout the ill-advised diversification program of the last five years, a majority of the current ICO Board has not held ICO management accountable as the Company's fortunes have plummeted. ICO shareholders should not have to wait any longer to realize what they can from this series of misadventures.

         The best way to effect change and realize maximum shareholder value is to sell the Company. Our director nominees support a sale of the Company to the highest bidder, whether to TSP on the terms of the TSP Offer or to a third party bidder under a superior proposal.

         Two of the three directors we want to replace were hand-selected by Asher Pacholder. The other director we want to replace has been designated by the WEDCO Group under the Pacholder/WEDCO Agreement.

         ICO has staggered the terms of its directors, a customary strategy for companies seeking to minimize accountability to shareholders. Consequently, we can only elect three directors this year. Because the TSP Nominees, if elected, will not constitute a majority of the ICO Board, they cannot assure you that they will succeed in causing an auction of the Company. However, if elected, the TSP Nominees would argue to the ICO Board that they have the shareholders' mandate to cause a Company sale. If the ICO Board rejects a sale, we are fully prepared to nominate and seek to elect additional nominees at the next annual meeting of shareholders that, together with the TSP Nominees, would constitute a majority of the ICO Board.

         Our director slate is not in the hands of, and will not be beholden to, the Controlling Pacholders and their family management team. If elected, our directors, consistent with their fiduciary duty to all shareholders, will actively undertake to advance a program intended to maximize the value that we shareholders should realize from our holdings of ICO securities. Moreover, our directors have indicated that they will decline to accept the approximately $25,000 per year of director fees and low-priced stock options paid to each of your current directors.

         Our directors are well-known businessmen in Houston, where ICO is based, and are active in civic affairs as well as the business community. Our directors are committed to a good deal for ICO shareholders and stakeholders. Our directors will serve honorably to maximize shareholder value.

Our Director Nominees Will Vote to Sell ICO to the Highest Bidder

         The best way to assess the real value of ICO is to offer the company on the market. We believe that industry buyers can accurately assess the value of the Company and the increase in that value that will occur if the Controlling Pacholders and their family are no longer involved in management.

         If elected to the ICO Board, the TSP Nominees will attempt, subject to their fiduciary duties to the Company, to influence a majority of the ICO Board to:

         o remove unwarranted barriers to a sale of the Company, such as the Poison Pill; and

         o auction the Company to the highest bidder through a sale, merger or other disposition of the Company or its assets.

         We believe that your Board of Directors should be committed to creating the greatest possible return on your investment. We do not believe that hording $39 million in cash and placing inexperienced family members in management over operating divisions optimizes returns. It is our objective that the ICO Board consider, on the merits, the TSP Offer or any other bid made by TSP (or one of its affiliates) or any unrelated third party to acquire the Company or its assets that provides a significant premium over the current market price of the Common Stock and accept any such bid that creates the greatest value for shareholders.

         As described herein, TSP has made the all-cash TSP Offer to ICO to acquire the Company at $2.85 per share, and TSP expects that TSP (or one of TSP's affiliates) would be a bidder in any sales process. Certain conflicts of interest could, of course, arise if the TSP Nominees are elected to the ICO Board, and TSP (or one of TSP's affiliates) bids to acquire the Company. The TSP Nominees, in their capacity as Directors, intend, however, to act fully in accordance with their fiduciary duties and would not oppose (and would favor) an active auction process that includes appropriate procedural safeguards to ensure that TSP and TSP's affiliates would not receive any preferential treatment.

Shareholders Need to Protect Their Own Interests

         Shareholders have lost more than 80% of their investment since October 27, 1997 through their investment in ICO.

         o If that trend continues, your investment in ICO will be worth less than $1.00 per share a year from now.

         o Once the Company's shares trade consistently below $1.00 per share, the Company may risk delisting and share liquidity may disappear.

         By electing the TSP Nominees to the ICO Board, you can help protect your investment. Our directors will vote FOR management accountability, FOR a professional management team, and, most importantly, FOR a sale of the Company to the highest bidder.

                YOU HAVE A VOTE IN THE FUTURE OF YOUR INVESTMENT.
                           VOTE FOR THE TSP NOMINEES.

         As described below in "Background of This Solicitation," the ICO Board and management have rebuffed our all-cash offer to purchase the Company and our suggestion to promptly conduct an auction process to effect a negotiated sale, merger or other disposition of the Company (or all or substantially all of its assets) to the highest bidder.

         By nominating the TSP Nominees, we believe we are giving you, the Company's shareholders, a choice. If you are satisfied with the performance of your Company and its stock price, no doubt you will reelect the Board's nominees. But, if you - like us - are not satisfied and believe that the Company's shareholders would benefit from diligent efforts to sell the Company at a premium to its current market value through an auction process, and by adding three Directors unaffiliated with the Company's management, we urge you to support the TSP Nominees.

                         BACKGROUND OF THIS SOLICITATION

ACQUISITION OF SHARES

         Commencing on August 28, 2000, TSP members purchased shares of Common Stock believing that such shares were undervalued in comparison to the Company's underlying asset values and represented a favorable investment opportunity. TSP Members contributed these ICO shares to TSP in October 2000 and TSP since its formation has continued to purchase ICO shares in the open market. On December 26, 2000, the aggregate number of shares of Common Stock we beneficially owned surpassed 5% or more of the aggregate outstanding shares of Common Stock as reported on the Company's most recent periodic report filed with the SEC and on December 29, 2000, TSP and the TSP Managers filed a Schedule 13D with the SEC as to the shares of Common Stock beneficially owned by them. TSP believes that a sale of the Company is the optimal way to maximize shareholder value and can best be advocated by electing independent directors to the ICO Board.

NOTICE OF TSP NOMINEES

         Article 2, Section 2.13 of the By-Laws provides generally that if a shareholder intends to nominate persons for election to the ICO Board at the Company's annual meeting of the shareholders, the shareholders must notify and submit specified information with respect thereto to the Company in writing during a narrowly defined "window" of not more than 120 days nor less than 90 days before the anniversary date of the previous annual meeting. In accordance with information and time requirements set forth in Article 2, Section 2.13 of the By-Laws, which TSP reserves the right to challenge, on December 8, 2000, TSP delivered to the Secretary of the Company a letter which provides written notice of TSP's intent to nominate the TSP Nominees as candidates for election as directors of the Company at the 2001 Annual Meeting.

DECEMBER 19 MEETING WITH MANAGEMENT

         On December 19, 2000, the TSP Managers, in their capacity as TSP Managers, met with the Controlling Pacholders to discuss, in general, the Company's businesses and operations. At such meeting, the TSP Managers explained their belief that the Shares are undervalued and that there is an opportunity to increase shareholder value, most likely through a sale of the Company. The TSP Managers further explained that TSP is an interested buyer of the Company's oilfield services business, its plastics business or the whole company. The Controlling Pacholders assured TSP and the TSP Managers that any offer would receive the full consideration of the ICO Board.

TSP OFFER

        TSP delivered the terms of the TSP Offer on the morning of December 20, 2000 in an offer letter (the "TSP Offer Letter") to ICO that reads as follows:

                           TRAVIS STREET PARTNERS, LLC

                                   910 Travis
                                   Suite 2150
                                Houston TX 77002
                                 (713) 759-2030
                               fax (713) 759-2040



VIA COURIER

20 December 2000

Dr. Asher O. Pacholder, Chairman & CFO
ICO Inc.
11490 Westheimer
Suite 1000
Houston TX 77077

Dear Dr. Pacholder:

Thank you for the opportunity you gave us today to meet with you and your wife to discuss our investment in ICO Inc. ("ICO" or the "Company").

At our meeting, you and Mrs. Pacholder indicated your interest in receiving a specific proposal from Travis Street Partners, LLC ("TSP") with respect to a possible transaction involving ICO. Bearing this in mind, we are outlining below several possible alternatives for your consideration:

         1. As we explained in our meeting, we believe that ICO's Board of Directors can best maximize shareholder value through the sale of the Company or one or both of its main operating divisions. As a major ICO shareholder, TSP favors such a sale.
         2. TSP believes that ICO's Board of Directors should, in accordance with its fiduciary obligations, seek the highest possible price for the Company's assets. For our part, TSP is prepared to make a compelling all-cash offer for these assets, subject to the following general conditions:
                  A. TSP is prepared to make a friendly fully financed offer to acquire ICO at a price of $2.85 per common share, a premium of approximately 100% to yesterday's closing price.
                  B. Alternatively, TSP is prepared to make a friendly fully financed offer to acquire ICO's oilfield services business at a price in the range of 5x TTM EBITDA. TSP cannot currently quantify this offer further because we are unable to ascertain the financial position of this business (specifically, balance sheet data for the oilfield services business) from ICO's public documents.
                  C. TSP's offers would be conditioned on (i) satisfactory completion of due diligence; (ii) execution of mutually agreeable arrangements with current ICO senior management; and (iii) mutual agreement as to nondisclosure of any TSP Offer or terms thereof during the due diligence period.
                  D.       TSP could increase either of its offers under (a) and
                           (b) above based on the results of its due diligence investigation.
                  E. TSP would be prepared to enter into a limited standstill agreement with respect to additional stock purchases, which would run contemporaneously with our due diligence period.
         3. As we discussed in our meeting, we are preparing to file the necessary proxy materials required for the annual ICO shareholders' meeting in March. As an alternative, we welcome the opportunity to pursue a friendly transaction with ICO, provided:
                  A. we receive your written consent to pursue a transaction in accordance with the terms of this letter no later than 12:00 noon on Friday, December 22, 2000; and
                  B. we negotiate and execute a mutually satisfactory agreement for the sale of the Company or the oilfield services business no later than December 31, 2000, in order to provide us with a subsequent two week window to conduct due diligence and finalize our offer to the Board.
Thank you once again for giving us the opportunity to explain our position more clearly. We look forward to your speedy reply.

Very truly yours,



TRAVIS STREET PARTNERS, LLC
by:  Christopher N. O'Sullivan, Manager


cc:               Dr. Sylvia A. Pacholder, President & CEO - ICO Inc.
                  Steve Rubin, Esq. - Weil, Gotshal & Manges LLP


                                   * * * * * *

THE COMPANY RESPONDS

         After 5:00 p.m., C.S.T., on December 22, 2000, Asher Pacholder delivered a letter to TSP that was critical of the expedited process proposed by TSP in the TSP Offer Letter but that failed to address the financial merits of the TSP Offer. Moreover, the foregoing letter from Asher Pacholder failed to mention that ICO had itself requested an early meeting with TSP, that ICO's representatives had solicited an offer from TSP, and that TSP had done its best to be responsive under a tight timetable.

ICO SHOULD BE SOLD.

         In light of the Company's response to the TSP Offer Letter, we have determined to seek your vote in support of election of the TSP Nominees to the ICO Board at the 2001 Annual Meeting and otherwise to influence the Company to promptly conduct an auction process to effect a negotiated sale, merger or other disposition of the Company (or all or substantially all of its assets) to the highest bidder. TSP (or one of its affiliates) may be a bidder, and reserves the right to be participate, alone or with others, in any sales process, but would not expect to receive any preferential treatment. If TSP (or one of its affiliates) acquires all or a portion of the Company or its assets, TSP may itself effect a negotiated sale, merger or other disposition of all or a portion of the assets acquired.

                     INFORMATION REGARDING THE SOLICITATION

         We are soliciting your proxy for the election of the TSP Nominees as Directors of ICO after we nominate them at the 2001 Annual Meeting to serve until their successors are duly elected and qualified.

         In accordance with the Company's Amended Articles of Incorporation (the "Articles of Incorporation") and By-Laws and the Texas Business Corporation Act, ICO's Board of Directors is to consist of ten Directors, or as may be otherwise determined by an amendment to the By-Laws adopted by a majority of the ICO Board as provided in the Articles of Incorporation. The Directors are to be divided into three classes as nearly equal in number as possible. At each annual meeting of shareholders, members of one of the classes, on a rotating basis, are elected for a three-year term.

         Based on information contained in reports publicly filed by the Company with the SEC, ten Directors currently serve on the ICO Board. Three of these Directors have terms that expire in 2001 and, according to ICO's proxy statement for the 2001 Annual Meeting, three Directors are to be elected at the 2001 Annual Meeting. James D. Calaway, A. John Knapp and Charles T. McCord, III, if elected, would be entitled to serve for terms expiring at ICO's annual meeting of shareholders in 2004.

         If any additional Directorships are to be voted upon at the 2001 Annual Meeting, we reserve the right to nominate additional persons to fill such positions. TSP does not expect that the TSP Nominees will be unable to stand for election but, in the event that any TSP Nominee is unable to do so, shares represented by GOLD PROXY CARDS will be voted for the other TSP Nominees. In addition, TSP reserves the right to nominate substitute or additional persons if the Company makes or announces any changes to its By-Laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the TSP Nominees.

         If the TSP Nominees are elected and take office as Directors, they intend to discharge their duties as Directors of the Company in compliance with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors.

TSP NOMINEES

         Each of the TSP Nominees has consented to be named in TSP's proxy statement and to serve as a Director if elected. There are no arrangements or understandings among any such TSP Nominees and any other person pursuant to which any such TSP Nominee was selected as a TSP Nominee. The information below concerning age, principal occupation, directorships and beneficial ownership of Common Stock has been furnished by the respective TSP Nominees.

                                          PRESENT PRINCIPAL OCCUPATION AND
                                                    PRINCIPAL                      NUMBER OF SHARES OF     PERCENT OF
NAME, BUSINESS                                OCCUPATIONS DURING LAST                  COMMON STOCK          COMMON
ADDRESS AND AGE                            FIVE (5) YEARS; DIRECTORSHIPS                   OWNED             STOCK
---------------                            -----------------------------                   -----             -----
A. John Knapp                         President of Andover Group, Inc. (a                   0(1)               0%
910 Travis                            real estate investments and
Suite 2205                            development company) for more than the
Houston, Texas 77002                  past five years; Private investor in
Age:  49.                             venture capital transactions for more
                                      than the past five years; Director of
                                      various civic and educational
                                      organizations in Houston.

James D. Calaway                      Primarily engaged since January 2000                  0(1)               0%
910 Travis                            as a private investor and Chairman of
Suite 2150                            DigiContract, Inc. (an Internet-based
Houston, Texas 77002                  legal services business), Director of
Age:  43.                             Network Oil, Inc. (a Houston-based
                                      business-to-business Internet exchange
                                      serving the oilfield services industry),
                                      and Director of Sterling Bancshares, Inc.,
                                      a NASD-listed bank holding company). Prior
                                      thereto, President and a director of Edge
                                      Petroleum, Inc. ("Edge") (an NASD-listed
                                      energy exploration and production company)
                                      since December 1996; Prior thereto,
                                      Special Advisor to Edge's Corporate
                                      predecessor since 1991.

Charles T. McCord, III                General Partner of McCord Production,                 0(1)               0%
910 Travis                            Ltd. (an energy exploration,
Suite 2150                            production and investment company) for
Houston, Texas  77002                 more than the past five years.
Age:  60.
------------------

(1) Does not include 1,138,300 shares of Common Stock beneficially owned by TSP (as described in "Certain Information Concerning TSP and Other Participants in the Solicitation" below), representing approximately 5.02% of the Common Stock as to which such nominee does not, directly or indirectly, have or share voting or investment power.


         No TSP Nominee has engaged in any transactions in securities of the Company during the past two years.

                                  VOTE REQUIRED

         The proposed election of Directors requires the affirmative vote of a plurality of the shares of Common Stock of the Company having voting power present in person or represented by proxy and entitled to vote thereon at the 2001 Annual Meeting. Each other proposal voted on at the 2001 Annual Meeting will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Cumulative voting shall not be permitted.

                  METHOD OF COUNTING VOTES AND PROXY PROCEDURES

         Votes will be counted by one or more inspectors of election appointed by Asher Pacholder. Under the rules of the SEC, boxes and a designated blank space are provided on the proxy card for you to mark if you wish to vote "for" or "against" or "abstain" from voting on one or more of the proposals, or to withhold authority to vote for one or more of the nominees for Director. Texas law and ICO's By-Laws require the presence of a quorum, in person or by proxy, consisting of at least a majority of the outstanding shares of Common Stock at the 2001 Annual Meeting. Votes withheld in connection with the election of one or more of the nominees for Director will not be counted as votes cast for those individuals. Broker non-votes, which occur when brokers do not receive voting instructions from their customers on non-routine matters and, consequently, have no discretion to vote on those matters, and abstentions, are counted as shares present to establish a quorum, but are not counted as votes cast for or against any proposal.

         If no directions are given and the signed GOLD PROXY CARD is returned, the attorneys-in-fact appointed in the proxy will vote the shares of Common Stock represented by any such GOLD PROXY CARD returned unsigned FOR the election of the TSP Nominees and FOR the appointment of PricewaterhouseCoopers LLP as the Company's auditors for fiscal 2001. TSP knows of no other business to be presented at the 2001 Annual Meeting, but if other matters do properly come before the 2001 Annual Meeting, the attorneys-in-fact appointed in the proxy will use their discretion to vote the shares of Common Stock represented by GOLD PROXY CARDS in accordance with their best judgment on such matters.

                       CERTAIN INFORMATION CONCERNING TSP
                   AND OTHER PARTICIPANTS IN THE SOLICITATION

         Information is being given herein for (i) TSP, (ii) A. John Knapp, a natural person and nominee for the ICO Board and a member of ("Knapp"), (iii) James D. Calaway, a natural person and nominee for the ICO Board ("Calaway"),
(iv) Charles T. McCord, III, a natural person and nominee for the ICO Board and a member of TSP ("McCord"), (v) Christopher N. O'Sullivan, a natural person and a member, and one of two managers, of TSP ("O'Sullivan"), (vi) Timothy J. Gollin, a natural person and a member, and the other manager, of TSP ("Gollin"),
(vii) Christopher P. Scully, a natural person and a member of TSP ("Scully"),
(viii) McCord/Calaway Joint Venture, a joint venture between McCord and Calaway and a member of TSP, (ix) John V. Whiting, a natural person and a member of TSP,
(x) Freeman Capital Management, LLC, a Texas limited liability company and a member of TSP ("Freeman Capital"), (xi) R. Allen Schubert, a natural person ("Schubert"), (xii) Randall Grace, a natural person ("Grace"), (xiii) Stephen F. Martin, a natural person ("Martin") and (xiv) Robert Whiting, a natural person, each of which may be deemed to be a "participant in a solicitation" (collectively, the "Participants") as defined under the proxy rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Certain information is also given for any "associate", as defined under the proxy rules, of one or more of the Participants (each an "Associate").

         The business address of each Participant is c/o TSP, 910 Travis, Suite 2150, Houston, Texas 77002.

         TSP is a Texas limited liability company. TSP is principally engaged in the business of making, holding and disposing of investments, including securities of ICO.

         The present principal occupation of Knapp is President of Andover Group, Inc., the principal business of which is real estate investments and development. The present principal occupation of Calaway is private investments. The present principal occupation of McCord is General Partner of McCord Production Ltd., the principal business of which is energy exploration, production and investment. The present principal occupation of O'Sullivan is President and Chief Executive Officer of O'Sullivan Oil and Gas Company, Inc., the principal business of which is energy exploration, production and investment. The present principal occupation of Gollin is private investments. The present principal occupation of Scully is president of Scully Oil & Gas Company, the principal business of which is investing in restaurants and internet-based businesses. McCord/Calaway Joint Venture is principally engaged in the business of investing, through its investment in TSP, in shares of Common Stock. The present principal occupation of John Whiting is operations manager of O'Sullivan Oil & Gas Company, Inc. Freeman Capital is a limited liability company principally engaged in private investments. The present principal occupation of Schubert is real estate development and private investments. The present principal occupation of Grace is as a principal in Chilton Capital Management, Inc., the principal business of which is equity assets management. The present principal occupation of Martin is private investments. The present principal occupation of Robert Whiting is private investments.

         The Participants may be deemed to have direct beneficial ownership of the Common Stock owned by TSP as follows:

         NAME                                       NUMBER OF SHARES
         ----                                       ----------------
         TSP                                            1,138,300
         A. John Knapp                                      0
         James D. Calaway                                   0
         Charles T. McCord, III                             0
         Christopher N. O'Sullivan                          0
         Timothy J. Gollin                                  0
         Christopher P. Scully                              0
         McCord/Calaway Joint Venture                       0
         John V. Whiting                                    0
         Freeman Capital Management, LLC                    0
         R. Allen Schubert                                  0
         Randall Grace                                      0

         Each of the TSP Managers, as a managing member of TSP with shared voting and investment power as to any Common Stock owned by TSP, may be deemed to indirectly own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Common Stock of which TSP may be deemed to possess direct beneficial ownership. Each of the TSP Managers disclaims beneficial ownership of such Common Stock for all other purposes.

         Except for TSP and the TSP Managers, none of the Participants or the Associates may be deemed to directly or indirectly beneficially own any Shares.

         To the best of the knowledge of the Participants, none has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of ICO, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies. The business and affairs of TSP are conducted in accordance with the Regulations of Travis Street Partners, LLC, which provide generally for customary rights of the members thereof in respect of distributions by, or upon the dissolution of, TSP. In addition, as described below, agreements exist with or among certain Participants with respect to capital contributions made to TSP with respect to membership interests in TSP.

         No Participant owns any securities of ICO of record but not beneficially.

         None of the Participants or Associates has any arrangement or understanding with any person with respect to (i) any future employment with ICO or its affiliates or (ii) any future transactions to which ICO or any of its affiliates may be a party.

         TSP and the other Participants intend to vote any shares of Common Stock that they beneficially own in accordance with the recommendations of TSP set forth herein.

         All of the shares of Common Stock beneficially owned by TSP were obtained from the working capital of TSP or, as to 28,000 shares, contributions of such shares to the capital of TSP at or about its formation in early October 2000.

         Capital contributions by TSP members to TSP with respect to their membership interests in TSP, including contributions in the form of shares of Common Stock, were funded from the personal assets of such members except as otherwise described herein. Capital contributions by O'Sullivan to TSP in the amount of $23,250 in the form of 12,000 shares of Common Stock were funded from assets of family trusts for which O'Sullivan directs investments. Capital contributions in the amount of $303,600 by Gollin to TSP with respect to Gollin's membership interest in TSP were funded by Knapp, one of the TSP Nominees, under a letter agreement which defines the terms under which Gollin and Knapp share in gains relating to Gollin's investment in TSP. In a separate informal agreement between Knapp and Schubert and Grace, Schubert and Grace participate in Knapp's agreement with Gollin. Capital contributions in the amount of $22,000 by Knapp to TSP with respect to Knapp's membership interest in TSP were funded by Schubert under an informal agreement by which a portion of Knapp's membership interest in TSP is held for Schubert's benefit. Capital contributions in the amount of $492,800 by Calaway/McCord Joint Venture to TSP with respect to such joint venture's membership interest in TSP were funded by $440,070 and $52,730 contributed to the joint venture by McCord and Calaway, respectively, each one of the TSP Nominees, under a joint venture agreement which defines the terms under which McCord, Calaway and Calaway's ex-wife, Elaine Calaway, share in gains relating to the joint venture's investment in TSP. Scully and Marshall H. Crawford II ("Crawford") are also parties to an informal agreement under which Crawford has the opportunity to purchase a participation in Scully's investment in TSP and, in the event of such a participation, as to the terms under which Scully and Crawford share in gains relating to Scully's investment in TSP. Capital contributions in the amount of $48,000 by Scully to TSP with respect to Scully's membership interest in TSP were funded by McCord, under a letter agreement which defines the terms under which Scully and McCord share in gains relating to Scully's investment in TSP. Capital contributions by John Whiting to TSP in the amount of $11,628 in the form of 6,000 shares of Common Stock were obtained from Robert Whiting under an informal agreement by which a portion of John Whiting's membership interest in TSP is held for Robert Whiting's benefit. Capital contributions in the amount of $35,200 by Freeman Capital were funded by Martin, the sole member of Freeman Capital.

                        PRINCIPAL OWNERS OF COMMON STOCK

         The following table sets forth, as of January 15, 2001, based solely, except as otherwise indicated herein, on the information contained in ICO's preliminary proxy statement for the 2001 Annual Meeting, the number of outstanding shares of Common Stock beneficially owned by each person known to TSP as of such date to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock, each Director, each of the executive officers named in the executive compensation table of such preliminary proxy statement and all executive officers, the Company's director nominees and directors as a group. For purposes of the following table, the Controlling Pacholders, Isaac H. Joseph, Jon C. Biro and David M. Gerst are referred to as the "named executive officers."

         Except as otherwise noted in a footnote below, each Director, nominee and executive officer has sole voting and investment power with respect to the number of shares of Common Stock set forth opposite his or her name in the table.

[INFORMATION TO BE PROVIDED BASED ON ICO'S PRELIMINARY PROXY STATEMENT.]

NAME AND ADDRESS OF INDIVIDUAL OR IDENTITY                        NUMBER OF SHARES
              OF GROUP                                          BENEFICIALLY OWNED(1)       PERCENT OF CLASS
------------------------------------------                      --------------------        ----------------
William E. Cornelius                                                         (2)                 ___._%
                                                                    --------
Robin E. Pacholder                                                           (1) (3)             ___._%
                                                                    --------
George S. Sirusas                                                            (4)                 ___._%
                                                                    --------
William J. Morgan                                                            (1) (5) (6)         ___._%
                                                                    --------
Sylvia A. Pacholder                                                          (1) (6) (7)         ___._%
                                                                    --------
William E. Willoughby                                                        (1) (8)             ___._%
                                                                    --------
Asher O. Pacholder                                                           (1) (6) (9)         ___._%
                                                                    --------
John F. Willliamson                                                          (10)                ___._%
                                                                    --------
Walter L. Leib                                                               (11)                ___._%
                                                                    --------
James E. Gibson                                                              (12)                ___._%
                                                                    --------
Executive Officers Who Are Not Directors
Isaac H. Joseph                                                              (13)                ___._%
                                                                    --------


                                       26

Jon C. Biro                                                                  (14)                ___._%
                                                                    --------
Travis Street Partners, LLC
910 Travis Street, Suite 2150
Houston, Texas  77002                                               1,138,300                      5.02%

Timothy J. Gollin                                                   1,138,300(20)                  5.02%

Christopher N. O'Sullivan                                           1,138,300(20)                  5.02%

Dimensional Fund Advisors
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401-1005                                                              ___._%
                                                                    --------
Luther King Capital Management Corporation
301 Commerce
Suite 1600
Fort Worth, Texas  76102                                                                         ___._%
                                                                    --------
All current Directors, nominees by the ICO Board for
Directors and executive officers as a group (13
persons)                                                                                         ___._%
                                                                    --------

------------------

*        Less than 1% of outstanding shares.

1. Except as otherwise indicated, the beneficial owner listed has sole voting and investment powers with respect thereto. Director or Executive Officer is a Party to the Pacholder/WEDCO Agreement among ICO, the Controlling Pacholders, Robin E. Pacholder, William J. Morgan, Pacholder Associates, Inc. (these shareholders are collectively the "ICO Shareholders"), and William E. Willoughby, Peggy S. Willoughby, William C. Willoughby (as custodian for William B. Willoughby), Regina
         S. Willoughby, Fred R. Feder, Theo J.M.L. Verhoeff and Catherine Willoughby Stevens (these shareholders are collectively the "WEDCO Shareholders") (the ICO Shareholders and the WEDCO Shareholders are collectively the "Shareholders"). Pursuant to the Pacholder/WEDCO Agreement, which covers in the aggregate 5,229,553 shares of Common Stock, the Shareholders agree to take all actions necessary or appropriate to cause the election of William E. Willoughby, Walter Leib and George S. Sirusas (the "Initial WEDCO Directors") to the Board of Directors of the Company and to cause their re-election to the Board of Directors of the Company until the earlier of the time the WEDCO Shareholders who are parties to the Pacholder/WEDCO Agreement, taken as a whole, beneficially own less than 1,500,000 shares of Common Stock or there is a "change in control" of the Company, when the ICO Shareholders who are parties to the Pacholder/WEDCO Agreement shall no longer be obligated to cause the re-election of the Initial WEDCO Directors to the Company's Board of Directors ("Termination Date"). In addition, if any one of Messrs. Willoughby, Leib or Sirusas shall cease to serve as a Director of the Company at any time prior to the Termination Date, the Shareholders are required to take all actions necessary and appropriate to ensure that the vacancy created shall be filled by a person nominated by the remaining Initial WEDCO Director(s) or by the WEDCO Shareholders who are parties to the Pacholder/WEDCO Agreement, subject to the consent of a majority of the full ICO Board.

         In addition to the foregoing, all the ICO Shareholders who are parties to the Pacholder/WEDCO Agreement have granted irrevocable proxies coupled with an interest to Mr. Lieb to vote their shares of Common Stock in favor of the slate of nominees for the ICO Board selected by the then incumbent members of the ICO Board (the "Nominated Slate") and the WEDCO Shareholders who are parties to the Pacholder/WEDCO Agreement granted substantially identical proxies to the Controlling Pacholders to vote their shares of Common Stock of the Company also in favor of the Nominated Slate.

         The Pacholder/WEDCO Agreement also provides that if one or more of the Shareholders desire to sell 500,000 or more shares of Common Stock in a single or series of related transactions (other than in connection with an underwritten public offering that would not result in a transfer or transfers of 500,000 or more shares of Common Stock to any person or group of person) such proposed sale shall not be effective unless the proposed transferee agrees to be bound as the successor to the transferor under the agreement. The Pacholder/WEDCO Agreement is filled with the SEC as exhibit 10.9 to the Company's Form S-4 dated May 15, 1996.

         Except as set forth above, share amounts do not include the shares of Common Stock beneficially owned by other parties to the Pacholder/WEDCO Agreement. To the extent the parties to such Pacholder/WEDCO Agreement constitute a group, such group and its members would be deemed to be the beneficial owner of ____________ shares of Common Stock or approximately _____% of the outstanding shares of Common Stock.

2. Share amounts consist of _______ shares of Common Stock and _______ shares that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors.

3. Share amounts include _______ shares of Common Stock, _______ Shares of Common Stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock, and _______ shares which are issuable upon exercise of stock options granted under the Company's various employee stock option plans, _______ shares issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, and _______ shares of Common Stock held in the various Company 401(k) plans.

4. Share amounts include _______ shares of Common Stock and _______ shares that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors. Common stock holdings for Mr. Sirusas include _______ shares held by his wife.

5. Share amounts include _______ shares of Common Stock and _______ shares which are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors and the securities disclosed in note (6) below.

6. Share amounts include _______ shares of Common Stock and _______ shares of Common Stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock each held by a limited partnership, of which Asher Pacholder and Mr. Morgan are beneficial owners of the general partner. Pursuant to certain Investment Advisory Agreements, Pacholder Associates has sole voting and investment power over such securities. Share amount also include _______ shares at Common Stock, _______ shares of Common Stock which may be acquired through the-exercise of warrants and _______ shares of Common Stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock, in each case owned by Pacholder Associates.

7. Share amounts include _______ shares of Common Stock, _______ shares which are issuable upon exercise of stock options granted under the Company's various employee stock option plans, _____ shares issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, _______ shares of Common Stock held in the Company's 401(k) plan, the securities disclosed in footnote (6) above and _______ shares of Common Stock issued in connection with acquisitions over which the Controlling Pacholders purport to share voting power. Sylvia Pacholder disclaims beneficial ownership of the _______ shares related to the acquisitions, and TSP does not admit the validity or proprietary of any acquisition or exercise of voting power in respect of such shares by the Controlling Pacholders.

8. Share amounts include _______ shares of Common Stock, _______ shares which are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors and _______ shares of Common Stock held in a 401(k) plan of a wholly-owned subsidiary of the Company. Common Stock owned by Mr. Willoughby includes _______ shares owned jointly with his wife and _______ shares owned by his wife.

9. Share amounts include _______ shares of Common Stock, _______ shares which are issuable upon exercise of stock options granted under the Company's various employee stock option plans, _______shares issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, _______ shares of Common Stock held in the Company's 401(k) plan, the securities disclosed in footnote (6) above, and _______ shares of Common Stock issued in connection with acquisitions over which the Controlling Pacholders purport to share voting power. Asher Pacholder disclaims beneficial ownership of the _______ shares related to the acquisitions, and TSP does not admit the validity or proprietary of any acquisition or exercise of voting power in respect of such shares by the Controlling Pacholders.

10. Share amounts include _______ shares of Common Stock, and _______ shares that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors. Common Stock holdings for Mr. Williamson includes _______ shares owned by his wife.

11. Share amounts include _______ shares of Common Stock, _______ shares of common Stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock, and _______ shares which are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors.

12. Share amounts include _______ shares of Common Stock owned jointly by Mr. Gibson and his wife, and _______ shares which are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors.

13. Share amounts include _______ shares which are issuable upon exercise of stock options granted under the Company's various employee stock option plans and _______ shares of Common Stock held in the Company's 401(k) plan.

14. Share amounts include _______ shares of Common Stock, _______ shares that are issuable upon exercise of stock options granted under the Company's various employee stock option plans and ______ shares of Common Stock held in the Company's 401(k) plan.

15. Share amounts include _______ shares of Common Stock and _______ shares which are issuable upon exercise of stock options granted under the Company's various employee stock option plans. Common Stock owned by Mr. Verhoeff includes _______ shares held by his wife.

16. Share amounts include _______ shares of Common Stock, _______ shares of Common Stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock, _______ shares which are issuable upon exercise of stock options granted under the Company's various employee stock option plans, _______ shares issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, _______ shares of Common Stock held in the Company's 401(k) plans, the securities disclosed in note (6) above, and _______ shares of Common Stock issued in connection with acquisitions over which the Controlling Pacholders purport to share voting power, and TSP does not admit the validity or proprietary of any acquisition or exercise of voting power in respect of such shares by the Controlling Pacholders.

17. Share amounts include 1,138,300 shares of Common Stock owned by TSP, as to which this TSP Manager shares voting and investment power. The TSP Manager disclaims beneficial ownership of such Common Stock for all other purposes.


                          PROXY SOLICITATION; EXPENSES

         Proxies may be solicited by members of TSP and partners and employees of members of TSP by mail, telephone, telecopier, the Internet and personal solicitation. Regular employees of members of TSP and their affiliates may be used to solicit proxies and, if used, will not receive additional compensation for such efforts. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation material of TSP to their customers for whom they hold shares of Common Stock, and TSP will reimburse them for their reasonable out-of-pocket expenses. In addition, TSP has retained MacKenzie Partners ("MacKenzie") to assist in the solicitation of proxies for a fee of $_______ plus out-of-pocket expenses. MacKenzie will employ approximately __ people to solicit ICO's shareholders. In addition to the solicitation of proxies from, and delivery of information to, ICO shareholders, it is contemplated that MacKenzie will provide advisory services as requested pertaining to the solicitation of proxies. TSP also contemplates indemnifying MacKenzie against certain liabilities and expenses relating to the proxy solicitation.

         The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials, and the cost of soliciting proxies for the proposals endorsed by TSP, will be borne by TSP. TSP estimates such expenses to be $__________ (including professional fees and expenses, but excluding any costs represented by salaries and wages of regular employees of TSP and its affiliates). The total expenditures incurred to date have been approximately

$________, to be paid by TSP. TSP does not intend to seek reimbursement from the Company for TSP's expenses.

                SHAREHOLDERS' PROPOSALS IN ICO'S PROXY STATEMENT

         Information concerning the date by which proposals of security holders intended to be presented at the next annual meeting of shareholders of ICO must be received by ICO for inclusion in the ICO Proxy Statement and form of proxy for that meeting is contained in the ICO Proxy Statement and is incorporated herein by reference.

         TSP assumes no responsibility for the accuracy or completeness of any information contained herein that is based on, or incorporated by reference to, ICO public filings.

         PLEASE INDICATE YOUR SUPPORT OF THE TSP NOMINEES BY COMPLETING, SIGNING AND DATING THE ENCLOSED GOLD PROXY CARD AND RETURN IT PROMPTLY TO TSP IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

Dated:   January 16, 2001
                                   Sincerely,

                                   Your Fellow Shareholder,

                                   TRAVIS STREET PARTNERS, LLC

                                   APPENDIX A

         The following is a summary of all transactions in ICO securities by the Participants over the last two years.

   DATE OF TRANSACTION            NATURE OF TRANSACTION            NUMBER OF SHARES
   -------------------            ---------------------            ----------------
                            Purchase by O'Sullivan of Shares
         8/28/00            for O'Sullivan family trusts                1,000
                            Purchase by O'Sullivan of Shares
         8/28/00            for O'Sullivan family trusts                  500
                            Purchase by O'Sullivan of Shares
         8/29/00            for O'Sullivan family trusts                4,000
                            Purchase by O'Sullivan of Shares
         8/29/00            for O'Sullivan family trusts                1,000
                            Purchase by O'Sullivan of Shares
          9/7/00            for O'Sullivan family trusts                1,000
                            Purchase by O'Sullivan of Shares
          9/8/00            for O'Sullivan family trusts                2,000
                            Purchase by O'Sullivan of Shares
          9/8/00            for O'Sullivan family trusts                  500
                            Purchase of Shares by John V.
         9/18/00            Whiting                                     6,000
                            Purchase of Shares by Robert
         9/18/00            Whiting                                     6,000
                            Purchase by O'Sullivan of Shares
         9/20/00            for O'Sullivan family trusts                2,000
         9/28/00            Purchase of Shares by O'Sullivan            4,000
                            Purchase by O'Sullivan of Shares
         10/3/00            for O'Sullivan family trusts                2,000
                            Purchase by O'Sullivan of Shares
         10/3/00            for O'Sullivan family trusts                2,000
         10/6/00            Purchase of Shares by TSP                   6,000
         10/6/00            Purchase of Shares by TSP                  10,000
         10/11/00           Purchase of Shares by TSP                   6,000
                            Capital Contribution from


                                      A-1

   DATE OF TRANSACTION            NATURE OF TRANSACTION            NUMBER OF SHARES
   -------------------            ---------------------            ----------------
         10/12/00           John V. Whiting to TSP                      6,000
                            Receipt of Capital Contribution
         10/12/00           by TSP from John V. Whiting                 6,000
         10/12/00           Purchase of Shares by TSP                  15,000
         10/13/00           Purchase of Shares by TSP                  23,500
                            Capital Contribution from Robert
         10/16/00           Whiting to TSP                              6,000
                            Receipt of Capital Contribution
         10/16/00           by TSP from Robert Whiting                  6,000
         10/16/00           Purchase of Shares by TSP                  75,000
                            Capital Contribution from
         10/16/00           O'Sullivan to TSP                           4,000
                            Receipt of Capital Contribution
         10/16/00           by TSP from O'Sullivan                      4,000
                            Capital Contribution from
                            O'Sullivan of Shares from
         10/16/00           O'Sullivan family trusts                   12,000
                            Receipt of Capital Contribution
                            by TSP from O'Sullivan of Shares
         10/16/00           from O'Sullivan family trusts              12,000
         10/17/00           Purchase of Shares by TSP                  35,000
         10/18/00           Purchase of Shares by TSP                  54,000
         10/19/00           Purchase of Shares by TSP                  45,000
         10/20/00           Purchase of Shares by TSP                  10,000
         10/23/00           Purchase of Shares by TSP                  11,000
         10/24/00           Purchase of Shares by TSP                  38,500
         10/25/00           Purchase of Shares by TSP                  58,100
         10/26/00           Purchase of Shares by TSP                  20,000
         10/27/00           Purchase of Shares by TSP                  28,000
         10/30/00           Purchase of Shares by TSP                   5,000
         10/31/00           Purchase of Shares by TSP                  22,500
         11/1/00            Purchase of Shares by TSP                  20,000
         11/2/00            Purchase of Shares by TSP                  60,000
         11/3/00            Purchase of Shares by TSP                  15,000
         11/6/00            Purchase of Shares by TSP                  37,000
         11/7/00            Purchase of Shares by TSP                  18,900
         11/8/00            Purchase of Shares by TSP                  59,500


                                      A-2

   DATE OF TRANSACTION            NATURE OF TRANSACTION            NUMBER OF SHARES
   -------------------            ---------------------            ----------------
         11/9/00            Purchase of Shares by TSP                  30,000
         11/10/00           Purchase of Shares by TSP                  26,600
         11/13/00           Purchase of Shares by TSP                  31,700
         11/30/00           Purchase of Shares by TSP                 324,000
                            Sale by O'Sullivan of Shares
         11/30/00           from O'Sullivan family trusts               4,000
         12/20/00           Purchase of Shares by TSP                  10,000
         12/26/00           Purchase of Shares by TSP                  15,000



                     PRELIMINARY COPY, SUBJECT TO COMPLETION

                                    ICO, INC.

                   PROXY SOLICITED ON BEHALF OF TRAVIS STREET
           PARTNERS, LLC ("TSP") FOR THE ANNUAL MEETING MARCH __, 2001

   P The undersigned hereby appoints Christopher N. O'Sullivan and Timothy J. Gollin, or any one of them, proxies of the undersigned, each with the power of substitution, to vote all shares of common stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of ICO, Inc. to
   R be held in Houston, Texas on Friday, March __, 2001, and any adjournment of such meeting on the matters specified and in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore given.
   O
                THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE
   X CONTRARY (INDICATED BY MARKING THE APPROPRIATE BOXES ON THE REVERSE HEREOF), THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF A. JOHN KNAPP, JAMES D. CALAWAY AND CHARLES T. MCCORD,
   Y III AS DIRECTORS TO THE BOARD OF DIRECTORS OF ICO, INC. AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

                              (change of address)

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

                     PRELIMINARY COPY, SUBJECT TO COMPLETION

                                    ICO, INC.

PLEASE MARK VOTE IN BRACKET IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]

TSP recommends a vote "FOR" the nominees listed below.

                                                        FOR          WITHHOLD           FOR except vote withheld
                                                        ALL          ALL                from the following nominees:
1.       Election of Directors                          [ ]          [ ]                [ ] ___________________
         Nominees:  01 A. John Knapp, 02 James D.                                           Nominee Exceptions
         Calaway and 03 Charles T. McCord, III (terms
         to expire at 2004 Annual Meeting of
         Shareholders)

TSP recommends a vote FOR proposal 2

2.       The ratification of the appointment of         FOR          AGAINST            ABSTAIN
         PricewaterhouseCoopers LLP as independent      [ ]          [ ]                [ ]
         accountants.

3.       With discretionary authority as to such
         other matters as may properly come before the meeting.

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                                                        Signature(s)                                       Date

                                                        ----------------------------------------------------------
                                                        Signature(s)                                       Date

                                                        NOTE:    Please sign exactly as name appears hereon.
                                                                 Joint owners should each sign. When signing
                                                                 as attorney, executor, administrator,
                                                                 trustee or guardian, please give your full
                                                                 title as such.

              Please sign, date and return the Proxy Card promptly,
                           using the enclosed envelope

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